Exhibit 99.1

China Green Agriculture Reports Fiscal Year 2017 Financial Results, Meets Previously Raised Full Year Guidance, Provides Guidance on the First Fiscal Quarter 2018 and Fiscal Year 2018 Revenues and Net Incomes

XI’AN, China, October 20, 2017 /GLOBE NEWSWIRE / --

China Green Agriculture, Inc. (NYSE: CGA; “China Green Agriculture” or the “Company”), a company which mainly produces and distributes humic acid-based compound fertilizers, varieties of compound fertilizers and agricultural products through its subsidiaries and variable interest entities in China, today announced its financial results for the Fiscal Year ended June 30, 2017 and guidance on revenues and net incomes for the First Fiscal Quarter 2018 and Fiscal Year 2018.

Highlights:

●	Sales increased 6% from $268 million to $285 million; Net Income increased 2% from 24.7 million to $25.2 million; Earning per Share (EPS) of $0.66 for the Fiscal Year 2017; Sales, Net Income, and EPS all met previously raised full year guidance of $285 million, $25 million, and $0.65 per share.

●	Guidance for First Fiscal Quarter 2018: Revenue of $58 million to $67 million; Net Income of $5 million to $7 million; EPS of $0.13 to $0.17 based on 38.5 million fully diluted shares.

●	Guidance for Fiscal Year 2018: Revenue of $263million to $301 million; Net Income of $21 million to $30 million; EPS of $0.54 to $0.77 based on 38.5 million fully diluted shares.

Financial Summary

Fourth Fiscal Quarter 2017 Results (USD)

(Three Months ended June 30, 2017)

	Q4 FY2017	Q4 FY2016	CHANGE (%)
Net Sales	$83.3 million	$79.0 million	5.4%
Gross Profit	$19.7 million	$21.5 million	(8.4)%
Net Income	$4.1 million	$5.0 million	2.0%
EPS (Diluted)	$0.10	$0.13

Fiscal Year 2017 Results (USD)

(Fiscal Year ended June 30, 2017)

	FY2017	FY2016	CHANGE (%)
Net Sales	$285.2 million	$268.8 million	6.1%
Gross Profit	$83.7 million	$93.0 million	(10.0)%
Net Income	$25.2 million	$24.7 million	1.8%
EPS (Diluted)	$0.66	$0.67
	38.1 million	36.7 million

“Fiscal Year 2017 has been a critical year for us. We are very pleased with our business results in this volatile market. The guidance-met results proved the steady success of our transition strategy. “

Mr. Zhuoyu Li, President of the Company, continued: “The two more strategic acquisitions we did this year highlighted the new expansion of the Company. With the six acquisitions from 2016, we have now built a brand new wholesales segment, constituting eight wholesalers nationwide. These wholesalers’ founders are great entrepreneurs in their own markets, and now we all are united in one team together.”

We share the same value, and have the same vision. We will build a top-notch manufacturing and distribution platform in the agriculture industry in China.”

“I am very glad that we had another great fiscal year.,” said Mr. Tao Li,the Chairman and CEO of the Company. “While we are in Fiscal Year 2018, we expect to earn revenue of $262 to $301 million; net income of $21 to $30 million; and an EPS of $0.54 to $0.77 based on 38.5 million fully diluted shares.”

First Fiscal Quarter 2018 and Fiscal Year 2018 Guidance

For the first quarter ending September 30, 2017, management expects net sales of $55 to $60 million, net income of $5 to $7 million, and EPS of $0.13 to $0.17 based on 38.5 million fully diluted shares. For the Fiscal Year 2018, management expects net sales of $262 million to $301 million, net income of $21 million to $30 million, and an EPS of $0.54 to $0.77 based on 38.5 million fully diluted shares. Management expects to update the Company’s fiscal year guidance when it announces the financial results of the First Fiscal Quarter 2018.

Conference Call

The Company will hold a conference call at 7:00 a.m. EDT on Friday, October 20, 2017. Any interested participants are welcome to join in the call by following the dial-in details as set out below.

US Dial In:	1-888-346-8982
Int’l Dial In:	1-412-902-4272

A playback will be available through October 27, 2017. To listen, please call 1- 877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Replay Access Code# 10113556.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and a variable interest entity, Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”). Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), and Xinjiang Xinyulei Eco-agriculture Science and Technology co., Ltd. (“Xinyulei”), Sunwu Xiangrong Agricultural Materials Co., Ltd. (Xiangrong), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, the foreign exchange risk amid the unexpected announcement by the PRC government in August 2015 sending the yuan to a 3% devaluation and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Tel: +86-29-88266383

Email: info@cgagri.com

SOURCE: China Green Agriculture, Inc.

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